EXHIBIT 15.4

KPMG SA Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	Téléphone : +33 (0)1 58 68 68 68 Télécopie : +33 (0)1 58 68 73 00 Site internet : www.kpmg.fr

Securities and Exchange Commission

Washington, D.C. 20549

March 24, 2023,

Letter to the SEC in response to comments made by a former client reporting a change in principal auditors on Form 20-F

Ladies and Gentlemen:

We were previously joint principal accountants for TotalEnergies S.E. and, under the date of March 16, 2022, we reported on the consolidated financial statements of TotalEnergies S.E. as of and for the years ended December 31, 2021, 2020 and 2019 and the effectiveness of internal control over financial reporting as of December 31, 2021. Our terms of office could not be legally extended as they had reached the maximum legal duration following the transposition of the European audit reform into French law. Accordingly, TotalEnergies S.E.’s shareholders’ meeting of May 25, 2022 resolved to appoint PricewaterhouseCoopers Audit to replace us as joint principal statutory auditors.

We have read TotalEnergies S.E.’s statements included under Item 16F of its Form 20-F dated March 24, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with TotalEnergies S.E ‘s statements that (i) the selection of the Statutory Auditors to be appointed by the Shareholders’ Meeting was overseen by the Audit Committee which issued a recommendation to the Board of Directors and (ii) PricewaterhouseCoopers Audit was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on TotalEnergies S.E ‘s financial statements, or any matter that was either the subject of a disagreement (as described in Item 16F(a)(1)(iv) of the Instructions to Form 20-F and the related instructions to this Item) or a reportable event (as defined in Item 16F(a)(1)(v) of the Instructions to Form 20-F).

Very truly yours,

KPMG SA	KPMG SA

/s/ Pierre, Antoine Duffaud	/s/ Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe

Pierre, Antoine Duffaud	Bertrand, Auguste, Hélen, Marie de Nucé de Lamothe

KPMG S.A. société française membre du réseau KPMG constitué de cabinets indépendants adhérents de KPMG International Limited, une société de droit anglais (« private company limited by guarantee”)

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

conseil de surveillance.

Inscrite au Tableau de l’Ordre

à Paris sous le n° 14-30080101

et à la Compagnie Régionale des

Commissaires aux Comptes

de Versailles et du Centre

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